                                                        Exhibit No. EX-99.d.1.ii

                           Delaware Management Company
                               2005 Market Street
                             Philadelphia, PA 19103

February 28, 2008

Delaware Pooled Trust
2005 Market Street
Philadelphia, PA 19103

          Re:  Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the  "Agreement"),  intending to be legally  bound  hereby,  Delaware  Management  Company,  a series of Delaware
Management  Business Trust (the "Manager"),  agrees that in order to improve the performance  of Delaware  REIT Fund and Delaware  Global Real Estate  Securities
Portfolio  (together,  the  "Portfolios"),  which are series of Delaware  Pooled
Trust, the Manager shall waive all or a portion of its investment  advisory fees and/or reimburse expenses (excluding any 12b-1 plan expenses,  taxes,  interest, inverse  floater  program  expenses,  brokerage  fees,  short-sale  dividend and interest  expenses,  certain insurance costs and non-routine  expenses or costs, including  but not limited to, those  relating to  reorganizations,  litigation, conducting  shareholder  meetings and liquidations  (collectively,  "non-routine expenses")) in an aggregate  amount equal to the amount by which the Portfolios'
total operating expenses  (excluding any 12b-1 plan expenses,  taxes,  interest, brokerage fees,  short-sale  dividend and interest  expenses,  certain insurance costs and non-routine  expenses)  exceed the percentages set forth below for the period March 1, 2008 through  February 28, 2009. For purposes of this Agreement, non-routine  expenses may also include such additional costs and expenses as may be  agreed  upon  from time to time by the  Portfolios'  Board and the  Manager.
Inverse  floater  program  expenses  include,  but are not limited to,  interest
expense,   remarketing  fees,  liquidity  fees,  and  trustees'  fees  from  the
Portfolios'  participation  in inverse floater programs where it has transferred its own bonds to a trust that issues the inverse floaters.

Fund                                               Expense Cap
REIT Fund                                          1.48%
Global Real Estate Securities Portfolio            1.06%

     The Manager  acknowledges  that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for,  reimbursed  Portfolio  expenses at any time in the future.

                                       Delaware Management Company, a series of
                                       Delaware Management Business Trust

                                       By:   /s/ Philip N. Russo
                                             Name:    Philip N. Russo
                                             Title:   Executive Vice President
                                             Date:    February 28, 2008

Your signature below acknowledges
acceptance of this Agreement:

Delaware Pooled Trust

By:   /s/ Patrick P. Coyne
      Name:  Patrick P. Coyne
      Title: President & Chief Executive Officer
      Date:  February 28, 2007